Exhibit 99.1

CONTACT:

Acorda Therapeutics

Tierney Saccavino

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics and Chance Pharmaceuticals Announce Agreement to Commercialize INBRIJA® in China

PEARL RIVER, N.Y.– May 08, 2023 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) and Hangzhou Chance Pharmaceuticals Co. Ltd. today announced that they have entered into distribution and supply agreements to provide INBRIJA® in China. INBRIJA is indicated in the United States for the intermittent treatment of episodic motor fluctuations (OFF episodes) in adult patients with Parkinson's disease (PD) treated with a levodopa/dopa-decarboxylase inhibitor.

Under the terms of the agreements, Acorda will receive an up-front payment of $2.5 million, a near term milestone payment of up to $6 million, $3 million upon regulatory approval, up to $132.5 million in sales milestones, and a fixed fee for each carton of INBRIJA supplied to Chance. By 2030, it is estimated that China will have approximately 5 million people with Parkinson’s disease due to its aging population1. Chance plans to seek regulatory authorization as quickly as possible.

Chance Pharmaceuticals is focused on developing and delivering novel inhalation therapies. Its Founder and CEO, Donghao Chen, Ph.D., received post-doctoral training in the laboratory of Dr. Bob Langer at M.I.T., which invented the ARCUS® inhalation technology used to make INBRIJA. He also worked at Advanced Inhalation Research (AIR) and Alkermes, where he was the CMC lead for an inhaled insulin therapy, also based on the ARCUS platform.

“Our agreement with Chance is an important milestone toward providing INBRIJA to the world’s largest population of people with Parkinson’s. The Chance team are experts in inhalation technologies, and we look forward to working with them to achieve regulatory approval and to provide this important medication in China,” said Ron Cohen, M.D., President and CEO of Acorda Therapeutics.

“We are excited to be collaborating with Acorda to make INBRIJA available to people suffering from Parkinson’s disease in China. OFF episodes have a significant impact on the lives of those living with Parkinson’s and their families, and we are proud to be working to bring a new treatment option to this community with unmet medical needs,” said Donghao Chen, Ph.D., Founder and CEO of Chance Pharmaceuticals.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

About Chance Pharmaceuticals

Chance Pharmaceuticals is a clinical-stage biotechnology company focusing on the discovery, development, and delivery of inhalation therapies for the world’s debilitating diseases such as chronic obstructive pulmonary disease, asthma, pulmonary arterial hypertension, and central nervous system disorders.

For more information, please visit http://www.chancepharmaceuticals.com.

1 Li, G., Ma, J., Cui, S. et al. Parkinson’s disease in China: a forty-year growing track of bedside work. Transl Neurodegener 8, 22 (2019). https://doi.org/10.1186/s40035-019-0162-z

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market INBRIJA, AMPYRA or any other products under development; the COVID-19 pandemic, including related restrictions on in-person interactions and travel, and the potential for illness, quarantines and vaccine mandates affecting our management, employees or consultants or those that work for other companies we rely upon, could have a material adverse effect on our business operations or product sales; our ability to attract and retain key management and other personnel, or maintain access to expert advisors; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures; risks associated with the trading of our common stock; risks related to the successful implementation of our business plan, including the accuracy of its key assumptions; risks related to our corporate restructurings, including our ability to outsource certain operations, realize expected cost savings and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA or AMPYRA to meet market demand; our reliance on third-party manufacturers for the timely production of commercial supplies of INBRIJA and AMPYRA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA or AMPYRA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; our ability to satisfy our obligations to distributors and collaboration partners outside the U.S. relating to commercialization and supply of INBRIJA and AMPYRA; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions because, among other reasons, acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except as may be required by law.

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